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CENTER BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE TO PRESERVE SHAREHOLDER VALUE
Seidman and Associates, LLC
Seidman Investment Partnership, LP
Seidman Investment Partnership II, LP
Broad Park Investors, LLC
Berggruen Holdings North America Ltd.
Chewy Gooey Cookies, L.P.
LSBK06-08, L.L.C.
Harold Schechter
Raymond Vanaria
Lawrence Seidman

(Name of Person (s) filing Proxy Statement, if other than the Registrant)

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LAWRENCE B. SEIDMAN
100 Misty Lane
Parsippany, NJ 07054
(973) 952-0405
(973) 781-0876 fax
May 7, 2007

Via facsimile (908)687-4992 and regular mail
John J. Davis, President and Chief Executive Officer
Center Bancorp, Inc.
2455 Morris Avenue
Union, NJ 07083

Dear Mr. Davis:

I am writing with respect to the May 7, 2007 press release issued by Center Bancorp, Inc. (“the Company”). The Company states that it “anticipates a review of a wide range of options in consultation with its advisors, including a possible sale of the Company, but there can be no assurance of any particular outcome.” As stated, this review is being done to explore the enhancement of shareholder value.

The timing of the press release, just one week before the annual meeting, is very suspicious. Why would the Board wait until now to engage an expert on these topics? Further, the vague wording of the release leads one to wonder: Does the Company now have an agenda it would prefer to not disclose?

The Board, and management, have tried to refocus the direction of the Company, restructured the balance sheet twice, and had an advisor perform an efficiency study, all with limited, if any, success.

Thus, the Company’s statement that the strategic plan “has improved the value and long-term prospects of our Company” is surely not borne-out by the Company’s financial performance.

Very truly yours,

                                    /s/ Lawrence B. Seidman
                                          LAWRENCE B. SEIDMAN